EXHIBIT 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), effective May 1, 2005, is by and between HOUSE OF BRUSSELS CHOCOLATES INC., a Nevada corporation (the "Company") and ROBERT WESOLEK ("Employee").

W I T N E S S E T H:

WHEREAS, Company desires to employ Employee as provided herein; and

WHEREAS, Employee desires to accept such employment.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.
CONSIDERATION

This Agreement is executed and delivered for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. The special training and knowledge acquired or to be acquired by the Employee during employment are material factors relating to the employment of the Employee without which the employment relationship would not be commenced. The parties hereto acknowledge and agree that this Agreement is necessary to protect the Company's legitimate interests, including, but not limited to, its business goodwill, trade secrets and other confidential or proprietary information.

II.
TERM OF EMPLOYMENT

Subject to the terms and conditions hereof, the term of employment of Employee will commence as of the effective date hereof (the "Commencement Date") and will end on April 30, 2008, unless earlier terminated by either party pursuant to the terms hereof. The term of this Agreement is referred to herein as the "Term."

III.
DUTIES OF EMPLOYEE

3.1           Duties. The Employee is hereby employed as Chief Financial Officer of the Company. The Employee's responsibilities for such office shall include managing the day-to-day financial operations of the Company's business and its ongoing expansion efforts. Generally, in his capacity as Chief Financial Officer of the Company, the Employee will be primarily responsible for the general supervision, direction, and control of all of the financial affairs of the Company, subject to the control of the Board of Directors. Employee will faithfully and diligently perform the services and functions relating to such office or otherwise reasonably incident to such office, provided that all such services and functions will be reasonable and within Employee's area of expertise. Employee will, during the term of this Agreement (or any extension thereof), devote his full business time, attention and skills and best efforts to the promotion of the business of the Company.

3.2           Engaging in Other Employment. The Employee shall devote such productive time, ability, and attention to the business of the Company during the term of this Agreement as is required to fulfill his duties and responsibilities as set forth in Paragraph 3.1 above. During the period of employment, the Employee further agrees not to (i) solely or jointly with others undertake or join any planning for or organization of any business activity competitive with the business activities of the Company, or (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interest of the Company. Notwithstanding anything herein contained to the contrary, the Employee shall be able to devote such time as he deems reasonably necessary to his own private investments and affairs, so long as the performance of the Employee hereunder is not impaired and the covenants contained herein are not violated.

IV.
COMPENSATION TO EMPLOYEE

4.1.           Annual Salary. During the Initial Term of this Agreement, the Employee shall be entitled to an annual salary of $195,000.00, less all payroll deductions and applicable taxes. The time of payment for each installment shall be consistent with the general business practices of the Company.

4.2           Other Compensation. The Employee understands and agrees that any additional compensation to the Employee (whether a bonus or other form of additional compensation) shall rest in the sole discretion of the Board of Directors (or any Compensation Committee consisting of members of the Board of Directors) and shall be based upon the performance of the Company as well as participation in all benefit plans maintained by the Company for salaried employees. Employee shall be entitled to the following Other Compensation:

(a)	Bonus. Employee shall be paid a one-time bonus of $25,000.00 upon execution of this Agreement.

(b)	Performance Bonus. Employee will paid a performance bonus as follows:

(i)
In the event the Company’s annual gross revenues (as reflected in the Company’s Form 10-KSB as filed with the U.S. Securities and Exchange Commission for the fiscal year ended April 30, 2006, hereinafter referred to as the “Annual Report”) reach $22,000,000, and the Company’s net income (as reflected in the Company’s Annual Report, less any expenses related to the credit facility with Laurus Master Funds) reach $2,500,000, the Employee shall receive a performance bonus of $25,000.

(ii)
In the event the Company’s annual gross revenues (as reflected in the Company’s Annual Report) reach $30,000,000, and the Company’s net income (as reflected in the Company’s Annual Report, less any expenses related to the credit facility with Laurus Master Funds) reach $4,000,000, then the Board of Directors or Compensation Committee will grant a bonus of not less than $37,500 nor more than $50,000.

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4.3           Fringe Benefits-Employee Benefits Plan. The Employee shall be entitled to participate on an equitable basis, as the Board of Directors may, in the exercise of its discretion deem appropriate, in any stock option plan and any additional year-end or other profit sharing or incentive or deferred compensation arrangements, whether provided for in stock, cash or otherwise, which the Company may distribute to or provide for officers and employees generally, or for a limited or selected group, as well as under any other plans, benefits, customs or practices now or hereinafter made available to other executives of the Company, including as examples only, group life insurance and medical insurance. The Company may terminate, amend or modify any or all such plans at any time and may choose not to adopt additional plans. The Employee's rights under any benefits plans now in force or later adopted by the Company shall be governed solely by their terms.

4.4           Expense Account. The Employee is authorized to incur reasonable and necessary expenses directly associated with the promotion of the interests of the Company, and the performance of his assignments, including expenditures for entertainment and travel. The Company will reimburse the Employee from time to time for all such business expenses, upon the Employee's presenting to the Company such information and support as prescribed by Company policy.

4.5           Holidays and Vacations. The Employee shall be entitled to three (3) weeks of paid vacation for each year during the term hereof. Additionally, the Employee shall be entitled to such fully paid holidays as are normally taken by other full time employees of businesses similar to the Company, and such other holidays which may be particular to the Employee's religious preference.

V.
TERMINATION OF EMPLOYMENT

5.1           Termination by the Company for Cause. The Company may "for cause" terminate the employment of the Employee at any time without notice. "For cause" for the purpose of this Agreement is defined as:

(a)	The willful and continued failure to substantially perform his duties as set forth in this Agreement;

(b)	The breach by the Employee of any of the provisions of this Agreement or of the covenants contained in Article VI of this Agreement; or

(c)
If the Board of Directors in the exercise of its reasonable judgment determines that Employee has committed an act of acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud.

5.2           Termination by the Company without Cause. The Company may terminate this Agreement without cause and will pay the Employee severance pay of $48,750 under this Paragraph 5.2 for termination without cause, which represents three (3) months salary.

5.3           Voluntary Termination. The Employee may terminate his employment voluntarily by providing thirty (30) days written notice to the Company.

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5.4           Obligations of the Company Upon Termination. Except with respect to the compensation discussed in Paragraph 5.2 above, in the event of the termination of employment by the Company or the Employee for any reason whatsoever, including resignation or voluntary termination by the Employee, the Employee shall only be entitled to the compensation earned by him including all compensation specified in Article IV herein, prior to the date of termination as provided for in this Agreement, computed pro rata up to and including the date of such termination of employment. Upon such payment to the Employee, the Company shall be relieved of further obligation as it relates to this Agreement; however, the Employee shall still be bound by the covenants and restrictions contained in Article VI below. Notwithstanding any of the foregoing, Employee shall not be entitled to receive any bonuses discussed in Paragraph 4.2 above.

VI.
RESTRICTIVE COVENANTS

6.1           Definition. The Employee hereby acknowledges that during the course of his employment with the Company, he will have access to and will become familiar with various trade secrets and other proprietary and confidential information which are owned by the Company and which are used in the operation of the Company's business. "Trade secrets and other proprietary and confidential information" consist of, for example, and not intending to be all inclusive, (i) methods of doing business; (ii) financial information, consisting of financial cost, and sales data and other information; (iii) personnel information (iv) lists of customers and accounts, contracts, sales information, pricing list, vendor and supplier list of the Company; (v) other information of a confidential nature which must remain confidential for the continuing success of the Company; and (vi) such other information concerning the business of the Company and the Company's goodwill.

6.2           Non-Disclosure and Confidentiality Covenants. The Employee acknowledges that the Company's trade secrets and other proprietary and confidential information, as they may exist from time to time, are valuable, special and unique assets of the Company's business. Additionally, Employee acknowledges that the business goodwill and business contacts of the Company are the sole property of the Company and are among the Company's most valuable business property. Therefore, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to protect the foregoing valuable property of the Company, the Employee expressly covenants and agrees as follows:

Except as required in the course of his employment with the Company, the Employee will not, during and after the termination of his employment:

(1)           Disclose, directly or indirectly, the Company's trade secrets and other proprietary and confidential information, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; or

(2)           Directly or indirectly use the Company's trade secrets and other proprietary and confidential information, or any part thereof, for his own purpose or for his own benefit in any activity of any nature whatsoever.

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6.3           Return of Company's Property. The Employee covenants and agrees that, upon the request of the Company or upon termination of employment, the Employee shall turn over to the Company all files, records, documents, drawings, presentations, specifications, equipment, disks or other computer media, data, computer printouts, records, written materials and similar items relating to the business of the Company, and any other property of the Company in his possession or under his control. In the event the Employee fails to return the Company's property when required or requested to do so, the Company may, in addition to any other remedy provided by law, withhold any amounts due the Employee until full compliance with this Paragraph 6.3.

6.4           Covenant Not to Compete. So long as the Employee is employed by the Company and for a period of twelve (12) months after either (i) the voluntary termination of employment by Employee, (ii) the termination of the Employee by the Company for cause as set forth in Paragraph 5.1, or (iii) the expiration of the Term of this Agreement, the Employee specifically agrees that he will not, for himself, on behalf of, or in conjunction with any person, firm, corporation or entity, other than the Company (either as principal, employee, shareholder, member, director, partner, consultant, owner or part-owner of any corporation, partnership or any type of business entity) anywhere in any country in which the Company is doing business at the time of termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to the type of business conducted by the Company at the time of termination of the Employee's employment.

6.5           Inducing Employees to Leave Company; Employment of Employees. Any attempt on the part of the Employee to induce others to leave the Company’s employ, or any effort by the Employee to interfere with the Company’s relationship with its other employees would be harmful and damaging to the Company. The Employee covenants and agrees that during the term of employment and for a period of twelve (12) months thereafter, the Employee will not in any way, directly or indirectly: (i) induce or attempt to induce any employee of the Company to quit employment with the Company; (ii) otherwise interfere with or disrupt the Company’s relationship with its employees; or (iii) solicit, entice or hire away any employee of the Company whose employment with the Company ceased less than one (1) year before the date of such hiring or engagement.

6.6           Non-solicitation of Business. For a period of twelve (12) months from the date of termination of employment, the Employee will not divert or attempt to divert from the Company any business the Company has enjoyed or solicited from its customers during the twelve (12) months prior to termination of his employment.

6.7           Employee's Acknowledgements and Agreements. The Employee acknowledges and agrees that:

(a)	Due to the nature of the Company's business, the foregoing covenants place no greater restraint upon the Employee than is reasonably necessary to protect the business and goodwill of the Company;

(b)	These covenants protect a legitimate interest of the Company and do not serve solely to limit the Company's future competition;

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(c)	This Agreement is not an invalid or unreasonable restraint of trade;

(d)	A breach of these covenants by the Employee would cause irreparable damage to the Company;

(e)	These covenants will not preclude the Employee from becoming gainfully employed following termination of employment with the Company;

(f)
These covenants are reasonable in scope and are reasonably necessary to protect the Company's business and goodwill and valuable and extensive trade which the Company has established through its own expense and effort;

(g)	The signing of this Agreement is necessary for the Employee's employment; and

(h)
He has carefully read and considered all provisions of this Agreement and that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company.

6.8           Remedies, Injunction. In the event of the Employee's actual or threatened breach of any provisions of this Agreement, the Employee agrees that the Company shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction restraining and enjoining the Employee from violating the provisions herein. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Employee. The Employee further agrees that for the purpose of any such injunction proceeding, it shall be presumed that the Company's legal remedies would be inadequate and that the Company would suffer irreparable harm as a result of the Employee's violation of the provisions of this Agreement. In any proceeding brought by the Company to enforce the provisions of this Agreement, no other matter relating to the terms of any claim or cause of action of the Employee against the Company will be defense thereto.

6.9           Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction. The Employee further agrees that such covenants and/or any portion thereof are severable, separate and independent, and should any specific restriction or the application thereof, to any person, firm, corporation, or situation be held to be invalid, that holding shall not affect the remainder of such provisions or covenants.

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VII.
GENERAL PROVISIONS

7.1           Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change their address by written notice in accordance with this Paragraph 7.1. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

If to Company:	House of Brussels Chocolates Inc.
One Riverway, Suite 1700
Houston, Texas, 77056

If to Employee:	Robert Wesolek

7.2           Law Governing Agreement and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Venue shall be in Harris County, Texas for any legal proceeding to enforce the terms, conditions or covenants contained herein.

7.3           Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing parties shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

7.4           Contract Terms to be Exclusive. This Agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties with respect to the Employee's employment. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this Agreement or any other agreement executed between them or any representations inducing the execution and delivery hereof or any other agreement executed between them except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into the same. The parties hereto further acknowledge that any statements or representations that may have heretofore been made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.

7.5           Waiver or Modification Ineffective Unless in Writing. It is further agreed that no waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this paragraph may not be waived as herein set forth.

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7.6           Invalidity of Contract. Should any provision(s) of this Agreement be declared invalid or unenforceable by a court of competent jurisdiction, it shall be severed or modified and the remainder of this Agreement shall be enforced in total. Additionally, if the Employee claims that any provision or covenant contained herein is invalid or unenforceable, he nevertheless agrees to comply with such provision or covenant as written until a court of competent jurisdiction determines the enforceability or validity of such provision or covenant, or limits the scope thereof, and further agrees to be liable for any and all damages to the Company pending such determination by the court.

7.7           Assignment. The rights and benefits of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The rights of the Employee hereunder are personal and nontransferable except that the rights and benefits hereof shall inure to the benefit of the heirs, executors and legal representatives of the Employee.

7.8           Gender. In all cases where a feminine or masculine pronoun is used it shall be deemed to include the other and as may be applicable to the instant matter.

7.9           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument, but only one of which need be produced.

7.10         Counterparts and Facsimiles. This Agreement may be executed in multiple counterparts and in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute and be deemed to be one and the same instrument and each of which shall be considered and deemed an original for all purposes. This Agreement shall be effective with the facsimile signature of any of the parties set forth below and the facsimile signature shall be deemed as an original signature for all purposes and the Agreement shall be deemed as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

HOUSE OF BRUSSELS CHOCOLATES INC.

By:	/s/ Grant Petersen
By: Grant Petersen
Its: President and CEO

EMPLOYEE:

By:	/s/ Robert Wesolek
Robert Wesolek

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